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FOR IMMEDIATE RELEASE

CONTACT:
NORRIS BATTIN
nbattin@usa.net

        THE COOPER COMPANIES, INC., HOLDS ANNUAL MEETING OF STOCKHOLDERS

                  Plans New Contact Lens Product Introductions

IRVINE, Calif., March 19, 1999--At its annual meeting held yesterday in New York City, stockholders of the Cooper Companies, Inc. (NYSE/PCX: COO) elected eight directors, approved an increase in the number of authorized shares of common stock to 40 million and ratified the appointment of KPMG, LLP as the Company's auditors for fiscal 1999.

In his remarks to stockholders, A. Thomas Bender, chief executive officer, said that Cooper had three major business objectives: to increase revenue and earnings 20% per year for the next five years; to become the global leader in the toric soft contact lens market within the next two years; and to grow the CooperSurgical division from its current level of $30 million to $100 million in five years through continued internal growth, including our recently introduced new products, and selective acquisitions.

"I expect that revenue at CooperVision," said Bender, "can continue to achieve 15% to 20% growth per year over the next five years. Toric revenue growth should continue to be strong as we close in on the leading market share position in the U.S. During 1999 and 2000, we have scheduled over 30 separate new contact lens product introductions in markets around the world and, as recently announced, we plan to enter the Japanese market with both toric and spherical lenses this July."

CooperVision's new product program has four major components. The first is to complete the worldwide roll out of the existing CooperVision toric lens line-- first in Europe, then in Japan and Australia--during 1999. Second is the launch of a new cast molded toric lens in the Frequency'r' line, beginning late 1999. It will compete in the lower-priced, lower-featured segment of the toric market, initially in Europe and North America, with Asian markets following in late 2000.

The third new product is Frequency'r' AB. This spherical lens features an improved optical design that can improve visual acuity for many contact lens patients who wear disposable lenses. Some myopic (nearsighted) wearers will enjoy sharper, crispier vision. In addition, lens wearers with a small amount of


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uncorrected astigmatism can experience improved visual acuity with Frequency AB and may not need a more expensive toric lens. Initial marketing has begun in Europe and will continue throughout 1999. A North American launch date has not yet been set.

CooperVision's fourth new product, Frequency'r' UV, features an ultra-violet light blocking agent in the lens material. It is currently available in many smaller markets overseas and will be launched in the major European markets during 1999.

Noting the Company's recent announcement that it had signed a definitive agreement to sell its Hospital Group of America psychiatric services business to Universal Health Care Systems, Inc. (NYSE: UHS), Bender said, "After the closing, Cooper will be a pure medical device company competing in two attractive markets, vision care and women's healthcare.

"We intend to use the proceeds either to repay debt or make other investments that meet our hurdle rates. If we were to use the entire amount to reduce debt, we would add $1.8 million in pretax profit to continuing operations going forward or about $.08 per share to after tax earnings.

"During 1998," Bender concluded, "We consolidated our strategic direction into one healthcare sector and simplified our financial reporting going forward. We now state our earnings per share on an after tax basis, even though, because of our NOLs, we will not use cash to pay federal taxes until 2002. Cooper should now be easier to understand and more directly comparable to its peer companies, and I am optimistic about improved visibility within the investment community."

Board of Directors and Officers

Cooper's stockholders re-elected Allan E. Rubenstein chairman. Dr. Rubenstein is president of WorldCare Imaging, Inc., and a member of the faculty of the Mt. Sinai School of Medicine and the Mt. Sinai Neurofibromatosis Research and Treatment Center.

The stockholders also elected to the board of directors: A. Thomas Bender, president and chief executive officer of the Company; Michael H. Kalkstein, a partner in the law firm of Graham & James, LLP; Moses Marx, general partner of United Equities Company and president of Momar Corp; Donald Press, executive vice president of Broadway Management Company, Inc., and principal in the firm of Donald Press, P. C.; Steven Rosenberg, acting president and chief financial officer of Cooper Life Sciences, Inc.; Robert S. Weiss, executive vice president, treasurer and chief financial officer of the Company; and Stanley Zinberg, M. D., director of practice activities for the American College of Obstetricians and Gynecologists.

After the stockholders' meeting, the board elected the officers of the Company:
A. Thomas Bender, president and chief executive officer; Robert S. Weiss, executive vice president,


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treasurer and chief financial officer, B. Norris Battin, vice president investor relations and communications, Gregory A. Fryling, vice president business development; Carol R. Kaufman, vice president of legal affairs, secretary and chief administrative officer and Stephen C. Whiteford, vice president and corporate controller.

Forward Looking Statements

Statements in this report not based on historical fact may be "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. They include words like "may," "will," "expect," "estimate," "anticipate," "continue" or similar terms and reflect Cooper's current analysis of existing trends. Actual results could differ materially from those indicated due to: major changes in business conditions and the economy, loss of key senior management, major disruptions in the operations of Cooper's manufacturing facilities or hospitals, new competitors or technologies, significant disruptions caused by the failure of third parties to address the Year 2000 issue or by unforeseen delays in completing Cooper's Year 2000 compliance program, acquisition integration costs, foreign currency exchange exposure including the potential impact of the Euro, investments in research and development and other start-up projects, dilution to earnings per share from acquisitions or issuing stock, regulatory issues, significant environmental clean-up costs above those currently accrued, costs of litigation and business divestitures, and items listed in Cooper's SEC reports, including the section titled "Business" in its Annual Report on Form 10-K for the year ended October 31, 1998.

The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products. CooperVision, Inc., headquartered in Irvine, Calif., with manufacturing facilities in Huntington Beach, Calif., Rochester, N.Y., Toronto, Canada and Hamble, England, markets a broad range of contact lenses for the vision care market. CooperSurgical, Inc., headquartered in Shelton, Conn., markets diagnostic and surgical instruments and accessories for the gynecological market. Corporate offices are located in Irvine and Pleasanton, Calif.

NOTE: A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data. Cooper's Internet address is www.coopercos.com.



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